MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES REPORTS FOURTH QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended December 31, 2009, of $6,090,000, or $0.21 per diluted common share, as compared to net income available for common shareholders of $4,517,000, or $0.16 per diluted common share, for the fourth quarter of 2008.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $28,698,000 or $0.92 per diluted share/unit, or per Share, for the fourth quarter of 2009, as compared to $28,102,000 or $0.92 per Share for the same quarter of 2008.  Fourth quarter 2009 FFO per Share was $0.05 ahead of the mid-point of Mid-America’s guidance. A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

For the year ended December 31, 2009, net income available for common shareholders was $24,346,000, or $0.85 per diluted common share, as compared to $17,384,000, or $0.64 per diluted common share, for the year ended December 31, 2008. For the full year 2009 Mid-America recorded gains from the disposition of three properties totaling $4,649,000; without these gains, net income available per diluted common share for the year 2009 would have been $0.69.

For the year ended December 31, 2009, FFO was $116,665,000, or $3.79 per Share, compared to $109,749,000, or $3.73 per Share, for the year ended December 31, 2008, an increase of 1.6%.

Highlights:
•	Stronger than expected operating performance drove FFO per Share for the fourth quarter of 2009 to $0.92 which is $0.05 per Share ahead of the mid-point of previous guidance.
•
As a result of the stronger than expected operating results, FFO per Share for the full year 2009 was $3.79, which is a record performance for Mid-America and represents a 1.6% increase over the full year 2008.

•	Physical occupancy for the same store portfolio ended the year at a solid 95.1%, which is 1.7% ahead of the same period in 2008.
•	For the year ended December 31, 2009, same store revenue averaged a decline of 1.2%, and net operating income, or NOI, averaged a decline of 1.5%.
•	Despite continued weak economic conditions, same store net collection loss remained historically low at only 0.4% of net potential rent during the fourth quarter of 2009.
•	Same store walk-in leasing traffic during the fourth quarter of 2009 increased 5.6% from the same period in 2008.
•	Resident move-outs reached a record low of 58% at year-end 2009. This compares to a 61% resident move-out rate for year-end 2008.
•	Mid-America completed the renovation and repositioning of 368 units in the fourth quarter of 2009, bringing the total for the full year to 2,019 units with rent increases averaging 9%.
•	Taking advantage of an improved market for making attractive acquisitions, Mid-America acquired three high-quality properties during the fourth quarter totaling 1,311 units for $107.3 million.
•	During the fourth quarter, Mid-America raised an additional $8.2 million of new equity through the company’s continuous equity offering program at an average price of $47.60 per share, net of fees.
•	Mid-America’s fixed charge coverage ratio was 2.68 for the fourth quarter of 2009 and the balance sheet remains well positioned to capture new growth opportunities.

Wholly-owned Acquisitions: Three High-End Properties Added to the Portfolio
On October 9, 2009, Mid-America acquired Park Crest at Innisbrook, a 432-unit upscale community located in the Palm Harbor suburb of Tampa, Florida. The property was built in 2000, has a superior location at the entrance of the Innisbrook Resort and Golf Club, and is located near top schools, retail and employment centers in the market.

On December 4, 2009, Mid-America acquired Stone Ranch at Westover Hills, a new 400-unit upscale community completed in 2009.  The property is located in the prestigious Westover Hills neighborhood of San Antonio, Texas, overlooking the high-end Hyatt Hill Country Golf Club.  The property was recently stabilized and was 93% occupied when acquired.

On December 30, 2009, Mid-America acquired Legacy at Western Oaks, an upscale 479-unit community in Austin, Texas.  The community is located in a desirable southwest Austin sub-market with quick access to major roads and area employers and was built in 2001.  In January, Mid-America transferred ownership of the property to Mid-America Multifamily Fund II, LLC, or Fund II, one of the companies’ joint ventures.

The combined investment in the 1,311 units acquired during the fourth quarter totaled $107.3 million, or about $82,000 per unit, well below replacement costs for these three high-quality communities.  Mid-America remains active underwriting several other investment opportunities in its target markets.

Development: Completed Remaining Project
Construction of the 45-unit expansion of Copper Ridge I in Dallas, Texas, the one remaining development project in process, was completed during the fourth quarter with an additional investment of $1.7 million.  Leasing of the added units went well during the quarter, with occupancy on the entire 261-unit property reaching 95% at year-end.  No further development projects are planned at this time.

Property Redevelopment: Continuing to Create Strong Investment Returns
Redevelopment of 2,019 apartment units at 53 apartment communities was completed in 2009 at an average cost of $4,125 per unit.  The average monthly rent increase achieved on the renovated units was $70 representing a 9% increase from the average rent level of non-renovated apartment units.  The projected unleveraged internal rate of return on the renovation program is approximately 10%.

Dispositions: Completed Planned Recycling
As part of its long-term strategy of maintaining a portfolio of newer, high-quality properties, Mid-America completed the sale of a 25-year old property with 440 units located in Memphis, Tennessee during the fourth quarter.  This transaction along with the sale of two other properties earlier in the year in Greensboro, North Carolina and in Grenada, Mississippi, completed Mid-America’s disposition plans for the year.  The total sales proceeds for all three assets was approximately $30 million representing a blended cap rate of approximately 7.0%

Operating Results: Exceeding Expectations
Eric Bolton, Chairman and Chief Executive Officer, said “During the fourth quarter and throughout 2009, despite the economic downturn, Mid-America’s performance held up well and generated results that were well ahead of expectations.  This solid performance is attributable to our strategy of diversifying capital across the high-growth Sunbelt region, supported by a strong operating platform capable of capturing performance and long-term value creation exceeding market norms.

“These same attributes and capabilities position the company to weather what is expected to be a slow recovery in apartment leasing fundamentals.  Mid-America’s disciplined approach to deploying capital, sophisticated operating platform and solid balance sheet put the company in position to not only hold up well during this down part of the cycle, but also aggressively participate in the recovery cycle for the apartment business expected to get underway in late 2010 and into 2011.  We are excited about the terrific new investments captured over the last half of 2009 and we look forward to executing on additional growth opportunities in 2010.”

Al Campbell, Executive Vice President and Chief Financial Officer, said “Our balance sheet continues to be in a strong position with debt to total market capitalization at 46% and our fixed charge coverage ratio at 2.68, well ahead of the prior year level of 2.51.  We have completed the negotiations of our only debt maturity for 2010, the $50 million bank credit facility, and expect to close the renewal in the first quarter of 2010.”

Fourth Quarter 2009 Same Store Results

Percent Change From Three Months Ended December 31, 2008 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	-3.1%	-1.4%	-4.3%	1.6%	-5.2%
Secondary	-0.9%	0.6%	-1.9%	1.9%	-3.4%

Operating Same Store	-2.0%	-0.4%	-3.1%	1.7%	-4.3%
Total Same Store	-1.7%	-0.4%	-2.6%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

Same store results for the fourth quarter of 2009 reflect the continued impact of re-pricing the portfolio to the weaker market conditions as compared to the prior year.  Same store revenues for the fourth quarter of 2009 declined 1.7% compared to the same period in 2008.  The decline was primarily related to a 4.3% reduction in average effective rents which declined to $719 per unit during the fourth quarter of 2009 from $751 per unit for the same period in 2008.  Although declining during the fourth quarter of 2008, the steepest decline in lease re-pricing occurred in the second quarter of 2009.  Since then, rents have remained fairly stable, considering seasonal impact, but re-pricing the portfolio to current levels should continue to produce unfavorable comparisons for another few quarters.  Strong occupancy offset a large portion of the pricing decline, as the same store portfolio ended the year at 95.1% occupancy, as compared to 93.4% at the same point in the prior year.  Contributions from some of Mid-America’s new fee initiatives during the fourth quarter also contributed to off-setting some of the decline in rents as compared to prior year.

Same store operating expenses remained under control during the fourth quarter of 2009, declining 0.4% from the prior year.  Real estate tax expense continued to reflect the favorable impact of successful prior year appeals and assessment challenges, providing the majority of the reduction in operating expenses compared to the prior year.

Same store NOI decreased by 2.6% in the fourth quarter of 2009 compared to the same quarter a year ago.

Excluded from the same store group are six properties that are part of Mid-America’s redevelopment program that are going through an extensive renovation. The supplementary schedules contain an additional performance chart which adds this six-property group back to same store.

Financing, Balance Sheet: Continued Strength and Capacity for Growth
Mid-America’s balance sheet continues to show strength with the fixed charge coverage reaching 2.68, compared to 2.51 for the same quarter a year ago.  As of December 31, 2009, total debt was 50% of gross assets and Mid-America had approximately $100 million of excess cash and available capacity under current credit facilities.

Mid-America’s only debt maturity for 2010 is its $50 million bank line of credit, maturing in May. Terms have been negotiated and renewal is expected late in the first quarter of 2010.

On November 1, 2009, Mid-America replaced a $65 million security under its Fannie Mae credit facility, which had a fixed rate of 7.7%, using variable rate borrowings under the same facility. A combination of fixed rate agency financing and interest rate caps are planned to fix or hedge the interest rate on the new borrowings, which are expected to produce annual savings between $0.08 and $0.10 of FFO per Share.

At December 31, 2009, 81.2% of Mid-America’s debt was fixed or hedged against rising interest rates.  An additional 1.8% was hedged with a $25 million interest rate cap traded in January 2010.

Mid-America raised a total of $8.2 million of additional common equity during the fourth quarter of 2009 at an average price of $47.60 per share net of issuance costs using our long established continuous equity offering program.

Adjusted Funds from Operations and Capital Expenditures
Recurring capital expenditures totaled $3.0 million for the fourth quarter of 2009, approximately $0.10 per Share, resulting in adjusted funds from operations, or AFFO, of $0.82 per Share compared to AFFO of $0.81 per Share in the fourth quarter of last year. Total property capital expenditures on existing properties were $4.9 million, plus $1.5 million of expenditures on the redevelopment program for the fourth quarter.  For all of 2009, recurring capital expenditures totaled $21.9 million, approximately $0.71 per Share, resulting in AFFO of $3.08 per Share compared to $2.99 per Share for 2008.  For the year ended December 31, 2009, total property capital expenditures on existing properties were $31.3 million, plus redevelopment expenditures of $9.7 million.

A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America’s Board of Directors voted to continue the quarterly common dividend at the existing annual rate of $2.46 per common share/unit, and declared its 64th consecutive quarterly common dividend to be paid on January 29, 2010 to holders of record on January 15, 2010.

2010 Guidance
The forecast for 2010 is built on several key assumptions.  Mid-America’s management believes that unemployment will remain near the current high levels through most of 2010 causing continued weak leasing demand in most markets.  Growth in the supply of new apartments is also expected to remain muted in most markets in 2010, setting the stage for strong recovery beginning in 2011.  Given expected weak pricing power in 2010, the focus through much of the year will be on protecting occupancy and controlling operating expenses.  Although new lease prices are projected to be essentially stable, pricing actions taken in 2009 will continue to put pressure on rental revenues through much of 2010 until the portfolio is fully re-priced late in the year.

Management expects FFO per Share for 2010 to be in the range of $3.45 to $3.65, at the mid-point a 6.3% reduction from 2009 results.  FFO for the first quarter is anticipated to be in the range of $0.86 to $0.96 per Share, in the second quarter $0.84 to $0.94 per Share, for the third quarter $0.80 to $0.90 per Share, and for the fourth quarter $0.85 to $0.95 per Share.

2010 Same Store Projections
Total same store NOI for 2010 is forecast to decline in a range of 5% to 7%, which compares to an average decline of 1.5% for 2009.  The continued roll-out of Mid-America’s bulk cable program is projected to have a positive impact in 2010, with $750,000 net contribution expected to NOI for the full year. Under this new program gross revenues and expenses will now be reported on separate line items.  Consequently, revenue and expense comparisons to prior year will be presented considering this change. Before the impact of the bulk cable program, revenues for 2010 are projected to decline in a range of 2% to 3%, and property operating expenses for 2010 are projected to grow between 2% and 3%.  Including bulk cable, total revenues are projected to be flat to a decline of 1%, and total expenses are projected to grow between 7% and 8%.  Real estate tax expense is expected to increase approximately 4% as management anticipates more aggressive state and local government rate increases for 2010.

Redevelopment
Management anticipates that it will continue its moderated pace on the program to renovate selected properties, and expects to invest approximately $9 million in 2,000 apartment units during 2010, achieving incremental rent increases averaging 8% to 9%.

Joint Venture
Management expects to add $150 million in assets to Fund II during 2010, including Legacy at Western Oaks in Austin, Texas, which was purchased by Mid-America in December 2009 and transferred to Fund II in January 2010.

Acquisitions, Dispositions and Development
Management projects the acquisition of approximately $150 million of wholly-owned properties in 2010.  No dispositions or new development projects are currently planned for 2010.

General and Administrative Expense
Property management expense combined with general and administrative expense, or G&A, are projected to increase from $28.5 million in 2009 to between $29 million and $30 million in 2010. Since Mid-America includes performance bonuses for multi-site and home-office management within G&A, total costs will change based on actual company and property results.

Interest Expense
Management projects interest rates based on the forward yield curve, and anticipates that its average borrowing cost will be in the range of 4.1% to 4.3% for 2010. Approximately $148 million of interest rate swaps mature during 2010 at an average rate of 5.7%.  Mid-America plans to replace these maturities with a combination of fixed rate financings and interest rate caps with a blended cost at or below the existing swap rates.

AFFO and Balance Sheet
Recurring capital expenditures are forecast to be $23.1 million, or approximately $0.72 cents per Share, indicating a range for AFFO of $2.73 to $2.93 per Share.

The current annual dividend rate of $2.46 per common share is forecast to remain consistent in 2010.

Total capital expenditures at existing properties are forecast to be approximately $32.3 million, excluding the redevelopment program mentioned above.

Management plans to finance the investment programs through additional borrowings under Mid-America’s credit facilities and fixed rate agency financings.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net. Mid-America will host a conference call to further discuss fourth quarter results and 2010 prospects on Friday, February 5, 2010, at 9:15 AM Central Time.  The conference call-in number is 866-793-1342 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 43,604 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	increasing real estate taxes and insurance costs;
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability of a joint venture to perform as expected;
•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;
•	losses from catastrophes in excess of our insurance coverage;
•	unexpected capital needs;
•	inability to attract and retain qualified personnel;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
•	loss of hedge accounting treatment for interest rate swaps;
•	the continuation of the good credit of our interest rate swap and cap providers;
•
the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, at present operating under the conservatorship of the United States Government; and

•	inability to meet loan covenants.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Property revenues	$95,231	$93,893	$378,251	$369,805
Management and fee income, net	88	59	293	206
Property operating expenses	(40,351)	(39,475)	(159,705)	(155,310)
Depreciation	(24,703)	(23,623)	(96,019)	(90,168)
Acquisition expenses	(811)	-	(950)	-
Property management expenses	(4,469)	(3,924)	(17,220)	(16,799)
General and administrative	(3,014)	(3,090)	(11,320)	(11,837)
Income from continuing operations before non-operating items	21,971	23,840	93,330	95,897
Interest and other non-property income	76	170	385	509
Interest expense	(14,022)	(15,731)	(57,094)	(62,010)
Loss on debt extinguishment	-	(113)	(140)	(116)
Amortization of deferred financing costs	(593)	(607)	(2,374)	(2,307)
Net casualty gain (loss) and other settlement proceeds	285	340	32	(247)
Gain (loss) on sale of non-depreciable assets	14	-	15	(3)
Income from continuing operations before
Loss from real estate joint ventures	7,731	7,899	34,154	31,723
Loss from real estate joint ventures	(176)	(288)	(816)	(844)
Income from continuing operations	7,555	7,611	33,338	30,879
Discontinued operations:
Income from discontinued operations	176	578	1,234	1,312
Gains (loss) on sales of discontinued operations	2,049	-	4,649	(120)
Consolidated net income	9,780	8,189	39,221	32,071
Net income attributable to noncontrolling interests	(474)	(456)	(2,010)	(1,822)
Net income attributable to Mid-America Apartment Communities, Inc.	9,306	7,733	37,211	30,249
Preferred dividend distribution	(3,216)	(3,216)	(12,865)	(12,865)
Net income available for common shareholders	$6,090	$4,517	$24,346	$17,384

Weighted average common shares - Diluted	28,885	28,158	28,348	27,084
Net income per share available for common shareholders - Diluted	$0.21	$0.16	$0.85	$0.64

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income attributable to Mid-America Apartment Communities, Inc.	$9,306	$7,733	$37,211	$30,249
Depreciation of real estate assets	24,188	23,167	94,020	88,555
Net casualty (gain) loss and other settlement proceeds	(285)	(340)	(32)	247
Gains on dispositions within real estate joint ventures	-	-	-	(38)
Depreciation of real estate assets of discontinued operations (1)	-	-	-	706
(Gains) loss on sales of discontinued operations	(2,049)	-	(4,649)	120
Depreciation of real estate assets of real estate joint ventures	280	302	970	953
Preferred dividend distribution	(3,216)	(3,216)	(12,865)	(12,865)
Net income attributable to noncontrolling interests	474	456	2,010	1,822
Funds from operations	28,698	28,102	116,665	109,749
Recurring capital expenditures	(3,024)	(3,494)	(21,873)	(21,533)
Adjusted funds from operations	$25,674	$24,608	$94,792	$88,216

Weighted average common shares and units - Diluted	31,221	30,524	30,802	29,459
Funds from operations per share and unit - Diluted	$0.92	$0.92	$3.79	$3.73
Adjusted funds from operations per share and unit - Diluted	$0.82	$0.81	$3.08	$2.99

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		Dec 31, 2009	Dec 31, 2008
Assets
Real estate assets
Land		$ 255,425	$ 240,426
Buildings and improvements		2,364,918	2,198,063
Furniture, fixtures and equipment		73,975	65,540
Capital improvements in progress		10,517	25,268
		2,704,835	2,529,297
Accumulated depreciation		(788,260)	(694,054)
		1,916,575	1,835,243
Land held for future development		1,306	1,306
Commercial properties, net		8,721	7,958
Investments in real estate joint ventures		8,619	6,824
Real estate assets, net		1,935,221	1,851,331
Cash and cash equivalents		13,819	9,426
Restricted cash		561	414
Deferred financing costs, net		13,369	15,681
Other assets		19,731	16,840
Goodwill		4,106	4,106
Assets held for sale		19	24,157
Total assets		$ 1,986,826	$ 1,921,955

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,399,596	$ 1,323,056
Accounts payable		1,702	1,234
Fair market value of interest rate swaps		51,160	76,961
Accrued expenses and other liabilities		69,528	66,982
Security deposits		8,789	8,705
Liabilities associated with assets held for sale		23	595
Total liabilities		1,530,798	1,477,533
Redeemable stock		2,802	1,805
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		290	282
Additional paid-in capital		988,642	954,127
Accumulated distributions in excess of net income		(510,993)	(464,617)
Accumulated other comprehensive income		(47,435)	(72,885)
Total Mid-America Apartment Communities, Inc. shareholders' equity		430,566	416,969
Noncontrolling interest		22,660	25,648
Total equity		453,226	442,617
Total liabilities and shareholders' equity		$ 1,986,826	$ 1,921,955

SHARE AND UNIT DATA (in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
NET INCOME SHARES
Weighted average common shares - Basic	28,801	28,053	28,341	26,943
Weighted average common shares - Diluted	28,885	28,158	28,348	27,084
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	31,137	30,458	30,725	29,356
Weighted average common shares and units - Diluted	31,221	30,524	30,802	29,459
PERIOD END SHARES AND UNITS
Common shares at December 31,	29,095	28,225	29,095	28,225
Limited partnership units at December 31,	2,306	2,404	2,306	2,404
Outstanding options at December 31,	23	26	23	26
Unvested shares in share based plans at December 31,	84	139	84	139

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.